         Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 30, 2009, in Guardian Technologies International, Inc’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (2008 For 10-K), related to the consolidated financial statements of Guardian Technologies International, Inc. and Subsidiaries as of December 31, 2008 and for the year then ended, which appear in Guardian Technologies International, Inc’s 2008 Form 10-K filed on or about March 30, 2009.

/s/ KBL, LLP

New York, NY

March 30, 2009